Exhibit 10.1

www.qualtekservices.com

C. Scott Hisey

635 Font Road

Glenmoore, PA 19343

Re: Continuation of Employment with QualTek USA, LLC

Dear Mr. Hisey:

Pursuant to Section 1 of the Executive Services Agreement between you and QualTek LLC (f/k/a QualTek USA, LLC), dated June 5, 2018 (“Prior Agreement”), you provided QualTek LLC (the “Company”) with written notice of an intent to not renew the Prior Agreement. The Company accepted this written notice. Accordingly, the Prior Agreement expires on July 18, 2023.

As we have discussed, you and the Company desire to continue the working relationship in the form of an at-will offer of employment. While employment is to be continued at-will, the parties have discussed that you have agreed to work in your current role for approximately thirty (30) days from the date the Prior Agreement expires, which thirty (30) day period may be extended by mutual agreement of the parties for additional thirty (30) day periods during such time as you and the Company discuss an alternative employment arrangement. This letter serves to confirm that commencing on July 19, 2023, the Company will employ you in an at-will, full-time position. The highlights and terms of your at-will employment are outlined below.

1.     Position; Duties; Commencement. Upon termination of the Prior Agreement, your employment with the Company will continue as an at-will employee, which will commence on July 19, 2023. You shall serve as Chief Executive Officer of the Company (which shall be the highest designated officer of the Company, other than members of the board of directors (the “Board”) of QualTek Services, Inc. (“Services”), and will perform such duties for the Company as are customarily associated with such position for a similarly situated company and as may otherwise be assigned to you from time to time by the Board. You shall report to the Board. You acknowledge that due to the nature and scope of your job duties, you have had responsibility for and will continue to have access to and/or receive Confidential Information (as defined in the Prior Agreement in Section 8(c)) related to all aspects of the operations of Services and its Subsidiaries (collectively, the “Company Entities”). In addition, you shall remain appointed to serve as a member of the Board or of the board of managers or board of directors of the Company or any parent entity of the Company for so long as you serve as Chief Executive Officer of the Company. The duties to be performed by you hereunder shall be performed primarily at the Company’s offices in Blue Bell, Pennsylvania and in the other cities in which the Company operates or will operate.

2.     Salary and Benefits. Current Base Compensation and employee benefits will remain the same.

3.     Employment At-Will. Your employment at the Company is at-will, and it is not offered, contracted, or promised for any specific length of time and will be offered in 30-day increments. By signing this offer letter, you further acknowledge your understanding and agreement that your employment with the Company is “at-will”, meaning that either you or the Company can terminate the employment relationship at any time, with 30 days’ notice.

475 Sentry Parkway E, Suite 200

Blue Bell, PA 19422

www.qualtekservices.com

4.     General, Conditions and Contingencies.

a.     You acknowledge that this offer letter, along with the most current form of any referenced documents, represent the general details of your employment with the Company. This is not a contract or guarantee of employment with the Company.

b.     This offer of employment shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania. This offer of employment constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or modification of, this employment letter shall be of any force or effect unless in writing and signed by or on behalf of both parties.

5.     Acceptance. If the above terms are acceptable to you, please sign and date this letter and return one copy to QualTek LLC by July 7, 2023.

Should you have any questions, please feel free to contact me at acarr@drivetrainllc.com.

Sincerely,

/s/ Alan Carr

Alan Carr

Special Committee Chairman

I ACCEPT THE ABOVE TERMS AND CONDITIONS OF EMPLOYMENT:

/s/ C. Scott Hisey

C. Scott Hisey

Date: 6/26/2023 , 2023

475 Sentry Parkway E, Suite 200

Blue Bell, PA 19422